FBR CAPITAL MARKETS CORPORATION

Moderator: Shannon Small
October 20, 2010
9:00 am

Shannon Small:
Thank you and good morning.  This is Shannon Small, Senior Vice President of Corporate Communications for FBR.  Before we begin this morning's call, I would like to remind everyone that statements concerning future performance, developments, events, market forecast, revenues, expenses, earnings, run rates and any other guidance on present or future periods, constitute forward looking statements.

These forward looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, the demand for security offerings, activity in secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and other general economic, political and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained on FBR Capital Markets’ annual report on Form 10-K, and in quarterly reports on Form 10-Q.  Joining us on the today call is Brad Wright, Chief Financial Officer.  I would now like to turn the call over to Rick Hendrix, President and Chief Executive Officer of FBR.

Rick Hendrix:
Thanks, Shannon.  Good morning everyone.  During the third quarter, our focus continued to be on growing our business and client relationships.  We made key additions to our team and further developed businesses that have broadened our capabilities in order for us to provide increased value to our client.  Also during the third quarter, our results began to reflect the impact of recent cost-cutting efforts.  As a result, our operating losses were reduced and our core results remain essentially unchanged and 18 percent less revenue compared to the prior quarter.

As we discussed last quarter, our objective to these latest cost related actions, was to reduce fixed expenses by $20 million on an annualized basis by year end.  Third quarter fixed costs are down approximately $4 million or 10% quarter-over-quarter, even as we continue to strengthen our franchise and preserve our ability to generate revenue growth across our broadened platforms.  We expect to meet or exceed our objective of annual savings of $20 million by the end of the year, and we have identified up to $10 million in additional run rate savings which we believe will be realized next year.

Non compensation fixed costs are now at annual run rate of approximately $70 million, down from a peak of over $150 million annually early in 2008.  Head count at the end of the quarter was 500, down from 582 on June 30th.

Even as we have managed that count down, we have added talented professionals in each of our client facing areas that will assist us in growing our revenues going forward.  With regards to the financial results for the third quarter, our pre-tax core operating loss was $2.2 million and net revenues of $57.4 million.  This compares to a pre-tax core operating loss of $2.8 million and $69.7 million of revenues in the second quarter of 2010.

Reduced trading volume industry-wide resulted in institutional brokerage revenues of $23.4 million compared to $31.5 million in the third quarter of 2009 and $24.3 million in the second quarter of 2010.  Trading volume and revenues have improved in the first half of October and we're seeing evidence of the growth and success our newer trading capabilities as our clients are increasingly accessing our non-exchange traded desk as well as our cash equities and options desks.

Investment banking revenues for the third quarter with $29.8 million compared to $33.7 million in the third quarter of 2009 and $40.4 million in the second quarter of this year.  In a slow capital markets quarter, banking results included $6.7 million in advisory revenues - an area that continues to grow for us through this market cycle and across all industries.  During the quarter, we completed a number of important transactions including the re-capitalization of financial services, a debt offering in energy and natural resources, and a convertible offering in insurance.

Although our ability to realize investment banking revenues will always be meaningfully influenced by market conditions, our pipeline remains strong and is growing across all of the industries we cover.  Our advisory pipeline is larger than it has been for a number of years.  In addition to our financial services team, we expect our industrials, real estate and energy groups to be meaningful contributors in the fourth quarter.

Asset management revenues were $3.3 million for the quarter compared to $3.6 million in the third quarter of last year and $3.8 million in the second quarter of this year.  We remain focused on fund performance and growth opportunities in order to make asset management a more meaningful contributor to our performance going forward.

Our balance sheet continues to be a source of strength in liquidity.  As of September 30th, shareholders’ equity totaled $286 million with $177 million held in cash.  At the end of the third quarter, we had book value per share of $4.49 and we continue to have our differed tax assets of approximately $85 million fully reserved.  We remain committed to our current strategy and are confident in our ability to generate improved returns for shareholders.  Our prudent balance sheet management and strong liquidity will allow us the flexibility to respond quickly and make important investments in our businesses as opportunities present themselves.

Since trading volumes rebounded to levels consistent with earlier in the year and an anticipated increase in banking activity, we expect to be profitable in the fourth quarter.  However, even on lower revenues, the cost-cutting efforts we have recently undertaken will improve our results and enhance our ability to generate profits in coming quarters.  Thank you, I'd now like to open the call for questions.

Operator:
Thank you.  If you have a question at this time, please press star then one on your touch-tone telephone.  If your question has been answered or you wish to remove yourself from the queue, please press the pound key.  And our first question comes from Eric Bertrand with Barclays Capital.

Eric Bertrand:	Morning guys.

Rick Hendrix:	Morning, Eric. How are you?

Eric Bertrand:	Not too bad. So, on the end of the call with the comment on the profitability in the fourth quarter, can you help us with how you're getting there? Are incorporating in a gain from Ellington?

Rick Hendrix:
Yes, we do, yes.  Eric, as you know Ellington is a big position in our merchant portfolio and they completed a public offering in the fourth quarter.  So it’s likely that we'll have a change in valuation to that position in the fourth quarter that would have a positive impact on our results.  We expect though based on what we have done with expenses and where we're looking for operating revenues to come in, that that would add the profitability but in all likelihood that would be an addition, not the difference between profit and loss.

Eric Bertrand:	And this will be the GAAP EPS, just to be 100 percent sure, as to the basis you’re referring to on profitability?

Rick Hendrix:
So, as I just described, I'm really looking at core profitability and I think that’s probably true of GAAP.  But as you know the difference between GAAP and core of about $5 million related to the non-cash comp expense and so we've been constantly sort of focusing on core.  We feel very good about that forecast on a core basis and difference is just $5 million.  Less good about it on a GAAP basis, but we're very optimistic about profit in both regards.

Eric Bertrand:
OK, that’s helpful.  On the capital raising business, you may recall we had a brief discussion last quarter about the expectation of having a stronger third quarter versus the second quarter.  It seems that in some deals may have slipped or didn’t get completed, can you comment on whether those deals that did not get done that we're expected at time are still in the pipeline or these deals that went away?  That sort of commentary.

Rick Hendrix:
Sure.  As you know the capital markets environment in general was slow in the third quarter and we did have some business that moved out into later in the year.  We didn’t have anything that was in the market that was not completed but we definitely had several transactions, including both capital markets and advisory that for a variety reasons, we'll execute differently than we would have thought in the third quarter.  So it’s a combination of both -things that didn’t occur and may not occur and revenues that is moved out into the future.

Eric Bertrand:
OK.  So, triangulating off of the first comments on profitable fourth quarter and the commentary on the capital raising revenue, I'll try it again.  Do you expect capital raising revenue to be stronger in the fourth quarter than third quarter?

Rick Hendrix:	We do.

Eric Bertrand:
Excellent.  And then briefly on asset management, you know we were talking about that for a little while yet, that you believed you have some growth opportunity to kind of turn that business around from a small business to something much more meaningful in the overall firm.  Can you comment a little bit about what those growth opportunities are, you want to buy something, you want to pick up some teams; how do you want to do that?

Rick Hendrix:
As we talked about, we are looking at growth that would include potential acquisitions and we continue to be focused there and think that there are some interesting opportunities that we may be able to execute on.

But we're looking to grow the core business as well. We did make a small acquisition as you know early this year of the AFBA Funds which was able to fit right into our mutual fund line-up and is one of the reasons that that business is now contributing profit to us prior to the corporate allocations line.  So we're going to continue to work both organically and externally at ways to grow the business and we expect to have success in both avenues.

Eric Bertrand:	Great, thank you.

Operator:	Again, if you have a question, please press start then one on your touch-tone telephone. And next in line, we have a follow up from Eric Bertrand.

Eric Bertrand:
One last question but then I'll come back.  Institutional brokerage, you commented how – the capital markets environment was actually slow but I think you performed pretty well considering the slow-down in the volumes broadly, but you're commenting how you got more revenue showing up in your off-exchange desk.  You know is that the trading in your 144s that you have?  Can you explain a little bit more what you're saying there?

Rick Hendrix:
Sure.  Now, we're really talking about are convertibles and credit desks, which are not exchange-traded products and those are businesses that we put in place over the last couple of years and they're continuing to show progress quarter-over-quarter.  You may remember in the second quarter, that was a very difficult environment for fixed income businesses generally because of volatility in the second quarter.

And so, those businesses ran at lower levels than they did in the first, they rebounded in the third.  I think what's most important is that we're seeing consistent increases in client and commission activity on all of the desks with a notable exception of equities and everyone in the business recognized the third quarter was very, very slow for client equity volumes.  Although we do feel like we may have held up a little bit better than certain others in the industry in the third quarter.

Eric Bertrand:	So on the balance sheets should we expect the fourth quarter period to have more allocation to the trading account securities, that sort of stuff as you grow the balance sheet there again?

Rick Hendrix:
No, not more than we've had really on average over the last few quarters.  We did take risk and capital allocations down in the second quarter which turned out to be a good thing given the level of volatility that existed.  We have put a modest amount of capital back on the desks but we're not running at meaningfully higher level than we did for most of the early part of this year.

Eric Bertrand:	Yes, that’s what I was going for, so closer to the first quarter levels?

Rick Hendrix:	Yes.

Eric Bertrand:	OK, fair enough. I had another question that I forgot, OK. So I I'll just follow up another time, thank you.

Rick Hendrix:	Thanks, Eric.

Operator:	Our next question comes from Steve Emerson with Emerson Investment Group.

Steve Emerson:	Give us a little more flavor please on your deal pipeline.

Rick Hendrix:
Well Steve, as you know we don’t sort of talk about individual transactions in the pipeline.  But as we talked about in the opening remarks, we do expect to see meaningful activity sort of across our industry groups in the fourth quarter based on the near term pipeline.

We've had a lot of activity in financial services for the last several quarters -that’s been a big part of capital flows overall in the market and we've been a meaningful participant there.  But I expect though, that while we’ll continue to see activity in financial services, industrials, energy and real estate, all of which have been contributing, will be bigger contributors to revenue in the fourth quarter.

Steve Emerson:	Thank you.

Operator:	Again, if anyone has a question, please press star then one on your touch-tone telephone. And we do have a follow up from Eric Bertrand.

Eric Bertrand:
I remembered.  You've done a tremendous job; I'll commend you guys for pulling down non-comp over the last couple of years, $24 million for just this third quarter.  Is that unusually low or should we be running from there?

Rick Hendrix:	The non-comp expense?

Eric Bertrand:	Correct.

Rick Hendrix:
No, we believe we're going to maintain those expense levels.  One of the things that we're totally committed to is that even as revenue rebound, and clearly, we feel at this point in the fourth quarter, or better about revenue than we did at this point in the third quarter, we're going to continue to take expense out.  We're going to maintain lower levels of expenses even as we grow revenue from here.  So, there's a very intense focus in the organization, throughout the organization on maintaining lower expense levels.

And the reality is that they were unsustainably high in '07 and '08 and it has taken a tremendous amount of work.  It’s been painful as it is in any organization to take expenses down by that magnitude.  And so we're committed to maintaining those levels and not having to go through that type of contraction in comp or non-comp expense in the future.

Eric Bertrand:	Great. And so that gets to the comp part which has always been the discussion point – you're 79 percent comp ratio year-to-date. That’s comparably high versus just about any other firm I can think of.

You know understandably, there is a revenue problem and hopefully we can fix that revenue problem in the fourth quarter and in 2011.  But where would you look to run the business if you had a sense as to you know 2011, 2012, more normalized earnings environment on the revenue side, what kind of comp ratio would you think that the firm is appropriate?

Rick Hendrix:	So, for our business, which does not have significant balance sheet earnings – it’s a low-risk model that's really driven by underwriting, advisory fees and commissions on trading with clients.

We think that the right band in normalized revenue environment is between 55 and 65%.  Sixty-five should be the high-end I believe in anything that is a normalized revenue environment.  We are working our way toward that now, as you know we have a heavy component of fixed comp and that’s the key reason we've been taking head-count down.

And so that stickier part of the compensation picture is what is causing us to be above what I think the height of the band ought to be at 65.  But we're going to run, as we move forward in that 55 to 65 band.  And so we're all adjusting within the industry to what new normal is and we're committed both from a non-comp expense standpoint and a compensation expense standpoint to fit our expenses inside of what not previous normal revenue might have been but what we're going to generate as we go forward.

Eric Bertrand:	I'll try this one and have low expectations of getting the answer. Do you think the fourth quarter and/or 2011 will be in that normal band?

Rick Hendrix:	I expect it will as we’re here today, yes.

Eric Bertrand:	Much appreciated, all the questions asked and answered. Thanks.

Rick Hendrix:	Thanks, Eric.

Operator:	Again, if you have a question, please press star then one. I show no further question in the queue.

Rick Hendrix:	Thanks everybody for joining us this morning and we look forward to talking to you after the fourth quarter.

END